Exhibit 4.3

ASSET PURCHASE AGREEMENT

between

THE HUNTINGTON NATIONAL BANK,

as Loan Seller,

and

HUNTINGTON FUNDING, LLC,

as Purchaser

Dated as of January 31, 2012

Asset Purchase Agreement

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Asset Purchase Agreement

Section 6.16	Counterparts.	24
Section 6.17	Third Party Beneficiary.	24
Section 6.18	No Proceedings.	24

Schedule I	Schedule of Loans Conveyed at Closing
Schedule II	Consents
Schedule III	Locations of Loan Files
Exhibit A	Form of Schedule of Assets for Each Assignment

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Asset Purchase Agreement

ASSET PURCHASE AGREEMENT dated as of January 31, 2012, between THE HUNTINGTON NATIONAL BANK, a national banking association (“Huntington”), as seller of loans (in such capacity, the “Loan Seller”), and HUNTINGTON FUNDING, LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

RECITALS

WHEREAS, in the regular course of its business, the Loan Seller has originated or purchased certain motor vehicle retail installment sale contracts and automobile loans secured by new and used automobiles, light duty trucks, vans, minivans and sport utility vehicles through or from certain motor vehicle dealers;

WHEREAS, the Loan Seller is willing to transfer to the Purchaser and the Purchaser is willing to acquire from the Loan Seller, on the Closing Date (as defined herein), the motor vehicle retail installment sale contracts and automobile loans identified on the Schedule of Loans, attached hereto as Schedule I (the “Loans”);

WHEREAS, the Purchaser intends to convey all of its right, title and interest in and to this Agreement and in each Loan to Huntington Auto Trust 2012-1, a Delaware statutory trust (the “Issuing Entity”), pursuant to a Sale and Servicing Agreement, dated as of January 31, 2012 (the “Sale and Servicing Agreement”), by and among the Issuing Entity, the Purchaser, as depositor, The Huntington National Bank, as Loan Seller, Servicer, Administrator, Calculation Agent and Custodian, and Deutsche Bank Trust Company Americas, as Indenture Trustee, and the Issuing Entity intends to pledge all of its right, title and interest in and to this Agreement and in each Loan acquired pursuant hereto to the Indenture Trustee pursuant to the Indenture, dated as of January 31, 2012, by and between the Issuing Entity and the Indenture Trustee.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01                      Definitions

.  Capitalized terms not defined in this Agreement have the meanings assigned thereto in the Sale and Servicing Agreement or the Indenture, respectively.  As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Agreement” means this Asset Purchase Agreement.

“Conveyed Assets” means (without duplication) all right, title and interest in and to all accounts, payment intangibles and other general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and Investment Property and all other tangible and intangible property (together with all related supporting obligations and proceeds), whether consisting of, arising from or relating to,

Asset Purchase Agreement

and including:

(i)            each Loan sold or contributed by the Loan Seller to the Purchaser on the Closing Date, together with all principal, interest and other amounts due or to become due thereon after the Cutoff Date;

(ii)            the security interest in each Financed Vehicle and any other tangible or intangible property securing a Loan that has been sold by the Loan Seller to the Purchaser on the Closing Date (including all moneys due or to become due with respect thereto) and any accessions thereto and any other interest of the Loan Seller in any such Financed Vehicle and any other tangible or intangible property;

(iii)           any Liquidation Proceeds relating to a Loan or a Financed Vehicle;

(iv)           all other money, instruments, goods, advices of credit and letters of credit relating to, consisting of or arising under any Loan;

(v)            all documents and other items contained in each Loan File;

(vi)           all rights in respect of Huntington Debt Forgiveness Policies with respect to the Loans;

(vii)          all rights of the Loan Seller under agreements with Dealers relating to the Loans;

(viii)         all enforcement and other rights under the UCC and other Applicable Law in respect of any or all of the foregoing;

(ix)           all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing; and

(x)            the proceeds of or with respect to any and all of the foregoing.

“Credit Tier A” means a classification that is defined as having a FICO Score of 740 or greater.

“Credit Tier B” means a classification that is defined as having a FICO Score of no less than 720 and no greater than 739.

“Credit Tier C” means a classification that is defined as having a FICO Score no less than 700 and no greater than 719.

“Credit Tier D” means a classification that is defined as having a FICO Score no less than 680 and no greater than 699.

“Credit Tier E” means a classification that is defined as having a FICO Score no less than 660 and no greater than 679.

Asset Purchase Agreement

“FICO Score” means a consumer credit scoring methodology developed by Fair, Isaac Company in conjunction with the three major credit repositories that is used to rank potential borrowers based on the likelihood that they would pay their credit obligations, determined by isolating approximately forty-five (45) factors within a credit profile, each of which is given a different weighting based on its importance as an indicator of delinquent payment behavior, that are used to calculate a score that allows a quantifiable comparison between borrowers; provided, however, that in the event that the scoring methodology employed to determine such rankings changes, with the consent of the Controlling Class (such consent not to be unreasonably withheld), the required FICO Score for Credit Tier A, Credit Tier B, Credit Tier C, Credit Tier D, or Credit Tier E will be adjusted to conform to the new score suggested by the revised scoring methodology.

“Lien Certificate” means, with respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable State to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title.  In any jurisdiction in which the original certificate of title is required to be given to the Loan Obligor, the term “Lien Certificate” means only a certificate or notification issued to a secured party.

“Loan Seller” means The Huntington National Bank, a national banking association, and its permitted successors and assigns.

“LTV Ratio” shall mean, with respect to each Loan, a percentage equal to a fraction, the numerator of which is the Amount Financed for the related vehicle and the denominator of which is equal to (i) with respect to new Financed Vehicles, the manufacturer’s suggested retail price of such new Financed Vehicle or (ii) with respect to used Financed Vehicles, the N.A.D.A. Appraisal Value, of such used Financed Vehicle.

“N.A.D.A. Appraisal Value” means, with respect to any used Financed Vehicle, the value set forth in the then most current version of the N.A.D.A. Official Used Car Guide ® for the applicable used Financed Vehicle.

“Purchaser” means Huntington Funding, LLC, a Delaware limited liability company.

“Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

“Sale and Servicing Agreement” has the meaning set forth in the recitals.

“Schedule of Loans” means the list of Loans that are being sold by the Loan Seller on the Closing Date attached hereto as Schedule I.

“Transfer Tax” has the meaning set forth in Section 3.02(b)(xxxvi).

“Truth in Lending Act” means the Truth in Lending Act of 1968.

Asset Purchase Agreement

Section 1.02                      Other Definitional Provisions.  All terms defined in this Agreement have the respective meanings ascribed thereto when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i)           Accounting terms used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles in the United States. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles in the United States, the definitions contained in this Agreement or in any such certificate or other document shall control.

(ii)           The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to this Agreement unless otherwise specified; “or” includes “and/or”; and the term “including” means “including without limitation.”

(iii)           The definitions contained in this Agreement are applicable to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms.

(iv)           Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

ARTICLE II.

CONVEYANCE OF LOANS

Section 2.01                      Conveyance of Loans

.  In consideration of (1) the Purchaser’s delivery to or upon the order of the Loan Seller on the Closing Date of $1,300,000,252.28, the Loan Seller does hereby (A) sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (subject to the obligations of the Loan Seller set forth herein), all right, title and interest of the Loan Seller in and to the Loans identified in Schedule I to this Agreement, and deliver the related Loan Files to or at the direction of the Purchaser; and (B) sell, transfer, set over, assign and convey all of the Loan Seller’s right, title and interest in and to all of the Conveyed Assets related to the assets described in (A), whether or not described in the preceding clause (A).  The Purchaser hereby acknowledges receipt of the Loans and the other Conveyed Assets relating thereto being purchased on the Closing Date.

Asset Purchase Agreement

Section 2.02                      Ownership and Possession of Loan Files; Books and Records.

(a)           The ownership of the contents of the Loan Files with respect to each Conveyed Asset shall be vested in the Purchaser and, pursuant to the Sale and Servicing Agreement, shall be vested in the Issuing Entity, and, pursuant to the Indenture, shall be pledged to the Indenture Trustee for the benefit of the Noteholders, as of the Closing Date, although possession of each Loan File on behalf of and for the benefit of the Noteholders shall remain with the Custodian.

(b)           Books and records for each Conveyed Asset have been clearly marked by the Servicer to reflect (i) the ownership of each Conveyed Asset, as of the Closing Date, by the Issuing Entity and (ii) the pledge of each Conveyed Asset, as of the Closing Date, to the Indenture Trustee for the benefit of the Noteholders.

Section 2.03                      Intention of the Parties.

(a)           It is the intention of the parties hereto that, other than for federal, state and local income, single business or franchise tax purposes, the transfers and assignments of the Conveyed Assets and the other Collateral on the Closing Date constitute an absolute sale of the Conveyed Assets (and the parties hereto agree to treat the transfer of the Conveyed Assets as an absolute sale rather than a secured financing for accounting purposes) such that (i) the FDIC shall not, by exercise of its authority to disaffirm or repudiate contracts under Section 13(e) of the Federal Deposit Insurance Act, reclaim, recover or recharacterize as property of the Loan Seller any Conveyed Assets transferred by the Loan Seller to the Purchaser or disregard the separateness of the Purchaser or the Issuing Entity from the Loan Seller and (ii) the transfer of Conveyed Assets pursuant to this Agreement shall comply with the requirements of 12 C.F.R. Section 360.6.

(b)           If the assignment and transfer of the Loans and the other Conveyed Assets to the Purchaser pursuant to this Agreement, other than for federal, state and local income, single business or franchise tax purposes, is held or deemed not to be a sale or is held or deemed to be a pledge of security for a loan, the Loan Seller and the Purchaser intend that the rights and obligations of the parties shall be established pursuant to the terms of this Agreement and the Sale and Servicing Agreement, and that, in such event, with respect to such property and proceeds thereof (including all Loans related property and all other Conveyed Assets), the Loan Seller shall be deemed to have granted to the Purchaser as of the Closing Date, a first priority security interest in the entire right, title and interest of such Person in and to such property and the proceeds thereof.  In such event, with respect to such property, this Agreement and the Sale and Servicing Agreement, shall constitute, and hereby is deemed by the parties to be, a security agreement under applicable law.

(c)           It is the intention of the parties hereto that for federal, state and local income, single business and franchise tax purposes, the Notes will be treated as indebtedness of the Issuing Entity secured by the Collateral.  It is the intention of the parties that for federal, state and local income, single business and franchise tax purposes, the Issuing Entity will not be treated as an association (or publicly-traded partnership) taxable as a corporation.

Section 2.04                      The Closing.

  The sale and purchase of the Conveyed Assets on the Closing Date shall take place on the Closing Date, simultaneously with the closing under (a) the

Asset Purchase Agreement

Sale and Servicing Agreement, (b) the Indenture, (c) the Trust Agreement and (d) each other Basic Document.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.01                      Representations and Warranties of the Purchaser.

  The Purchaser hereby represents and warrants as follows to the Loan Seller and the Indenture Trustee as of the date hereof and as of the Closing Date:

(a)           Organization and Good Standing.  The Purchaser is duly formed and validly existing as a limited liability company in good standing under the laws of the State of Delaware, with the power and authority under its amended and restated limited liability company agreement and under the Delaware Limited Liability Company Act to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.

(b)           Due Qualification.  The Purchaser is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would adversely affect the Purchaser’s ability to acquire the Conveyed Assets or the validity or enforceability of the Conveyed Assets.

(c)           Power and Authority.  The Purchaser has the power and authority under its amended and restated limited liability company agreement and under the Delaware Limited Liability Company Act to execute, deliver and perform this Agreement and the other Basic Documents to which it is a party and to carry out their respective terms; the Purchaser has full power and authority to sell and assign the property to be sold and assigned to and deposited with the Issuing Entity, and the Purchaser shall have duly authorized such sale and assignment to the Issuing Entity by all necessary limited liability company action; and the execution, delivery and performance of this Agreement and the other Basic Documents to which the Purchaser is a party have been duly authorized by the Purchaser by all necessary limited liability company action.

(d)           Binding Obligation.  This Agreement and the other Basic Documents to which the Purchaser is a party, when duly executed and delivered by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).

(e)           No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the amended and restated limited liability company agreement of the Purchaser, or any indenture, agreement or other instrument to which the Purchaser is a party or by which it is bound, or violate any law, rules or regulation applicable to the Purchaser of any court or

Asset Purchase Agreement

federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser.

(f)           No Proceedings.  There are no proceedings, actions, suits or investigations pending or, to the Purchaser’s knowledge, threatened against the Purchaser before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties (i) asserting the invalidity of this Agreement or any other Basic Document to which the Purchaser is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Basic Document to which the Purchaser is a party, or (iii) that could materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement or any other Basic Document to which the Purchaser is a party.

(g)           Chief Executive Office.  The chief executive office of the Purchaser is at 41 South High Street, Columbus, Ohio 43287.  The “location” of the Purchaser within the meaning of Section 9-307 of the UCC is the State of Delaware.

(h)           No Consents.  The Purchaser is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization, or declaration of or with any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any other Basic Document to which it is a party that has not already been obtained with respect to any Conveyed Assets that has not already been obtained as set forth in Schedule II.

Section 3.02                      Representations and Warranties of the Loan Seller.

(a)           The Loan Seller hereby represents and warrants with respect to itself as follows to the Purchaser as of the date hereof and as of the Closing Date.

(i)           Organization and Good Standing.  The Loan Seller is a national banking association duly organized and validly existing as a banking institution under the laws of the United States and continues to hold a valid certificate to do business as such, and has the power to own its assets and to transact the business in which it is currently engaged.  The Loan Seller is duly authorized to transact business and has obtained all necessary licenses and approvals, and is in good standing, in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such authorization except where the failure to do so could not reasonably be expected to have a material adverse effect on the transactions contemplated herein.

(ii)           Power and Authority.  The Loan Seller has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement and the other Basic Documents to which the Loan Seller is a party and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Basic Documents to which the Loan Seller is a party.  This Agreement and the other Basic Documents to which the Loan Seller is a party have been duly authorized, executed and delivered and will constitute legal, valid and binding obligations of the Loan Seller enforceable in accordance with

Asset Purchase Agreement

their respective terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, receivership, conservatorship, liquidation or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(iii)           No Violation.  The Loan Seller is not in default under any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement, or similar agreement or instrument to which it is a party except where such default could not reasonably be expected to have a material adverse effect on the transactions contemplated herein.  The execution, delivery and performance by the Loan Seller of this Agreement and the other Basic Documents to which the Loan Seller is a party and the consummation of the transactions contemplated thereby will not violate any provision of any existing state, federal or local law or regulation or any order or decree of any court applicable to it  or any provision of the articles of association or the bylaws of the Loan Seller, or constitute a breach of any mortgage, indenture, contract or other agreement to which the Loan Seller is a party or by which the Loan Seller may be bound or result in the creation or imposition of any lien upon the Loan Seller’s properties pursuant to any such mortgage, indenture, contract or other agreement (other than this Agreement).

(iv)           No Proceedings.  There are no proceedings, actions, suits or investigations pending or, to the knowledge of the Loan Seller threatened against the Loan Seller before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Loan Seller or its properties (i) asserting the invalidity of this Agreement or any other Basic Document to which such Person is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Basic Document to which the Loan Seller is a party, or (iii) that could materially and adversely affect the performance by the Loan Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Basic Document to which such Person is a party.

(v)           Chief Executive Office.  The chief executive office of the Loan Seller is Huntington Center, 41 South High Street, Columbus, Ohio 43287 or at such other location as the Loan Seller notifies the Indenture Trustee and each Rating Agency in writing.  The “location” of the Loan Seller within the meaning of Section 9-307 of the UCC is the State of Ohio.

(vi)           Huntington Group Liability Insurance.  The Loan Seller is included and covered under insurance policies as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and held by Huntington Bancshares Incorporated that provide the following coverages: (i) commercial general liability coverage and (ii) automobile liability, lessors’ contingent liability and repossessed automobile liability coverage.

(vii)           No Consents.  The Loan Seller is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization, or declaration of or with any governmental authority, bureau or agency in connection with the execution,

Asset Purchase Agreement

delivery, performance, validity, or enforceability of this Agreement or any other Basic Document to which it is a party that has not already been obtained as set forth in Schedule II.

(viii)         No Notice.  The Loan Seller represents and warrants that it acquired title to the Conveyed Assets being transferred by it in good faith, without notice of any adverse claim.

(ix)           Bulk Transfer.  The Loan Seller represents and warrants that the transfer, assignment and conveyance of the Conveyed Assets by such Person pursuant to this Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(x)            Information.  No certificate of an officer, statement or document furnished or to be furnished in writing or report delivered or to be delivered pursuant to the terms hereof by the Loan Seller contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the certificate, statement, document or report not misleading.

(xi)            Ordinary Course.  The transactions contemplated by this Agreement and the other Basic Documents to which the Loan Seller is a party are in the ordinary course of the business of the Loan Seller.

(xii)           Solvency.  The Loan Seller is not insolvent and will not be made insolvent by the transfer of the Conveyed Assets sold by it, nor does the Loan Seller anticipate any pending insolvency.

(xiii)           Legal Compliance.  The Loan Seller is not in violation of, and the execution and delivery by the Loan Seller of this Agreement and the other Basic Documents to which the Loan Seller is a party and its performance and compliance with the terms of this Agreement and the other Basic Documents to which the Loan Seller is a party will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, which violation would materially and adversely affect the performance of any of its duties under the Basic Documents.

(xiv)           Creditors.  The Loan Seller has not transferred the Conveyed Assets to the Purchaser with any intent to hinder, delay or defraud any of the creditors of the Loan Seller.

(xv)            Investment Company Act.  The Loan Seller is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such term is defined in the 1940 Act.

(xvi)           Securities Laws.  The purchase by the Purchaser of the Conveyed Assets under this Agreement and the purchase by the Issuing Entity of Conveyed Assets under the Sale and Servicing Agreement, the application of the proceeds thereof and the

Asset Purchase Agreement

consummation of the transactions contemplated by this Agreement and the Sale and Servicing Agreement will not violate any provision of any applicable statute or other law or any rule, regulation or order issued by the Securities Exchange Commission.

(xvii)           Binding Obligation.  This Agreement and the other Basic Documents to which the Loan Seller is a party, when duly executed and delivered by the other parties hereto and thereto, shall constitute legal, valid and binding obligations of the Loan Seller, enforceable against the Loan Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).  Each of this Agreement and the Assignment is, and each shall remain at all times prior to the termination hereof, an official record of the Loan Seller as referred to in 12 U.S.C. Section 1823(e).

(b)           The Loan Seller makes the following representations and warranties as to each Loan being transferred on the Closing Date, on which the Purchaser relies in accepting the Conveyed Assets and in transferring the Conveyed Assets to the Issuing Entity under the Sale and Servicing Agreement, and on which the Issuing Entity will rely in purchasing such Conveyed Asset from the Purchaser and pledging the same to the Indenture Trustee.  Such representations and warranties are made by the Loan Seller as of the Closing Date for such Loans or as of such other date specified below.

(i)           Characteristics of Loans.  Each Loan (A) was originated in the United States of America by a Dealer located in the United States of America or by the Loan Seller through such Dealer, to finance the retail sale of a Financed Vehicle, in the ordinary course of business in accordance with the Loan Seller’s credit policies as of the date of origination or acquisition of the related Loan, is payable in United States dollars, has been fully and properly executed by the parties thereto, has been originated by the Loan Seller through or purchased by the Loan Seller from such Dealer under an existing Dealer Agreement (or approved form of assignment) and, in the case of each Loan originated by a Dealer and sold to the Loan Seller, has been validly assigned by such Dealer to the Loan Seller without recourse to the Dealer for any credit-related losses, (B) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security, (C) provides for fixed level monthly payments (provided, however, that the payment in the last month of the term of the Loan may not differ in any material respect from the level scheduled payments) that fully amortize the Amount Financed by maturity and yield interest at the APR, and (D) amortizes using the Simple Interest Method.

(ii)           Compliance with Law.  Each Loan complied at the time it was originated or made, and on the Closing Date complies, with all requirements of applicable federal, state and local laws, rulings and regulations thereunder and the sale of such Loans to the Purchaser complies in all respects with Applicable Law.

Asset Purchase Agreement

(iii)           Binding Obligation.  Each Loan represents the genuine, legal, valid and binding payment obligation of the Loan Obligor thereon, enforceable by the holder thereof in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally, including but not limited to the Servicemembers’ Civil Relief Act or similar laws, and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iv)           Loan Obligor.  The Loan Obligor for each Loan is a natural person who is a citizen or legal resident of the United States of America, and no Loan is due from (A) the United States of America or any State thereof or any agency, department, subdivision (including local governments) or instrumentality of either or (B) any corporation, partnership, company or other business entity, unless a natural person who is a citizen or legal resident of the United States of America has guaranteed, or assumed as co-obligor, all of the Loan obligations of such corporation, partnership, company or other business entity.

(v)           Loan Obligor Bankruptcy.  As of the Cutoff Date, the Loan Seller has not received notice that any Loan Obligor under the related Loan has filed for bankruptcy, and to the best of the Loan Seller’s knowledge (subject to Section 6.02(a)), at the Cutoff Date, no Loan Obligor is the subject of a bankruptcy proceeding and no Loan is dischargeable under a bankruptcy proceeding.

(vi)           Schedules of Loans.  With respect to the Loans being conveyed on the Closing Date, the information set forth in the Schedule of Loans attached to this Agreement or the Assignment is true and correct in all respects as of the close of business on the Closing Date.

(vii)            Marking Records.  By the Closing Date, the Loan Seller will have caused its computer and accounting records relating to the Loans to be marked to show that the Loans have been sold to the Purchaser by the Loan Seller and transferred and assigned by the Purchaser to the Issuing Entity in accordance with the terms of the Sale and Servicing Agreement and pledged by the Issuing Entity to the Indenture Trustee in accordance with the terms of the Indenture.

(viii)           No Adverse Selection.  To the best knowledge of the Loan Seller (subject to Section 6.02(a)), no selection procedures adverse to the Noteholders were utilized in selecting the Loans.

(ix)           Chattel Paper. No Loan is evidenced by an “instrument” and each Loan constitutes “tangible chattel paper”, in each case within the meaning of the UCC as in effect in the State of origination.

(x)           One Original.  There is only one original executed, electronically authenticated original or authoritative copy of each Contract for a Loan and neither such original nor the related certificate of title has any marks or notations indicating that it has

Asset Purchase Agreement

been pledged, assigned or otherwise conveyed to any Person other than the Loan Seller (except as to notations required under the terms of this Agreement).

(xi)           Loans in Force.  No Loan has been satisfied, canceled, subordinated or rescinded, nor has any Financed Vehicle been released from the Lien of the related Contract in whole or in part, and none of the terms of any Loan has been waived, altered or modified in any respect since its origination, except as any of the foregoing may have occurred after the related Cutoff Date in accordance with the Servicing Standard then in effect and except (i) for such Loans that have been repaid in full (or within $25 thereof) after the related Cutoff Date and prior to the Closing Date or (ii) to the extent that any court of competent jurisdiction has stayed the enforcement of or otherwise taken any action within its equitable powers to adversely affect any security interest or modified the Loan pursuant to rights granted to the Loan Obligor under the Servicemembers’ Civil Relief Act, or any similar law providing such relief to military personnel.

(xii)            Lawful Assignment.  Each Loan was not originated in, and is not subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable any sale, transfer and assignment of such Loan by the Loan Seller or any other Person (including under or as contemplated by this Agreement or the other Basic Documents and any repurchase in accordance with this Agreement).  The Loan Seller has not entered into any agreement with the Loan Obligor on any Loan that prohibits, restricts or conditions the assignment of all or part of a Loan.

(xiii)            Title.  Immediately prior to its sale, assignment and transfer to the Purchaser on the Closing Date: (A) from and after the origination of each Loan, such Loan had not been sold, transferred, assigned, pledged or otherwise conveyed by the Loan Seller to any Person; (B) the Loan Seller had good and marketable title to each Loan free and clear of any lien, encumbrance, equity, pledge, charge, claim, or security interest; (C) the Loan Seller acquired title to each Loan in good faith, without notice of any adverse claim; and (D) the Loan Seller was the sole owner of each Loan and had full right to sell the Loan to the Purchaser and upon the sale thereof to the Purchaser, the Purchaser will have good and marketable title thereto and will own each Loan free and clear of any liens, encumbrances or rights of others.  Upon consummation of the transactions contemplated hereby and in the Sale and Servicing Agreement, the Purchaser has a valid and perfected first priority security interest in each Loan and all proceeds thereof, free and clear of all liens, encumbrances, security interests and rights of others, which security interest is validly assigned by the Purchaser to the Issuing Entity and by the Issuing Entity to the Indenture Trustee.  It is the intention of the Loan Seller that, other than for federal, state and local income, single business or franchise tax purposes, the transfer and assignment of such Loan and the related Conveyed Assets constitutes an absolute sale of such Loan and such Conveyed Assets such that the FDIC shall not, by exercise of its authority to disaffirm or repudiate contracts under 12 U.S.C. §1823(e), reclaim, recover or recharacterize as property of the Loan Seller such Loan and such Conveyed Assets.

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(xiv)           Security Interest in Financed Vehicle.  Immediately prior to its sale, assignment and transfer to the Purchaser on the Closing Date pursuant to this Agreement, each Loan is secured by a first priority perfected security interest in the related Financed Vehicle in favor of the Loan Seller as secured party, or all necessary and appropriate actions have been commenced that will result in the valid perfection of a first priority security interest in such Financed Vehicle in favor of the Loan Seller as secured party, which security interest is assignable by the Loan Seller and reassignable by the assignee thereof (except (x) to the extent that after the Cutoff Date and prior to the Closing Date, each Loan shall have been repaid in full (or within $25 thereof) and the related security interest released or (y) to the extent that any court of competent jurisdiction has stayed the enforcement of or otherwise taken any action within its equitable powers to adversely affect any security interest pursuant to rights granted to the Loan Obligor under the Servicemembers’ Civil Relief Act, or any similar law providing such relief to the military personnel)).  The Lien Certificate for each Financed Vehicle being conveyed on the Closing Date shows, or, if a new or replacement Lien Certificate is being applied for with respect to such Financed Vehicle and has not been received by the Servicer as of the Closing Date, such Lien Certificate shall be received within ninety (90) days from the date of the related Loan and shall show, the Loan Seller or its predecessor in interest named as the original secured party under the Loan as the holder of a first priority security interest in such Financed Vehicle.  Each Dealer’s security interest in any Loans originated by such Dealer has been validly assigned by the Dealer to the Loan Seller.  The Loan Seller’s security interest (if any) has been validly assigned to the Purchaser pursuant to this Agreement.

(xv)           All Filings Made.  All filings (including UCC filings) required to be made in any jurisdiction to perfect the transfer of the Loans to the Purchaser and give the Indenture Trustee a first priority perfected security interest in each Loan have been made or will be made on or prior to the Closing Date.

(xvi)           No Defenses.  No Loan is subject to any right of rescission, set-off, counterclaim, dispute or defense, including defenses arising out of violations of usury laws, the Truth in Lending Act or any other Applicable Law, and no such right or defense has been asserted or, to the best knowledge of the Loan Seller (subject to Section 6.02(a)), threatened with respect to the unpaid principal or interest due under each Loan, nor will the operation of any of the terms of such Loan, or the exercise of any right under any of the foregoing, render such Loan unenforceable, in whole or in part, or subject such Loan to any right of rescission, set-off, counterclaim or defense, including the defense of usury or any defense under or arising as a result of a claim under or involving the Truth in Lending Act or any other Applicable Law and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(xvii)           No Default.  As of the Cutoff Date, (A) there has been no default, breach, violation or event permitting acceleration under the terms of any Loan (other than a current payment delinquency of not more than twenty-nine (29) days as of the Cutoff Date), (B) no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute a default, breach, violation or event permitting

Asset Purchase Agreement

acceleration under the terms of any Loan, and there has been no waiver of any of the foregoing except in the ordinary course of business in accordance with the Loan Seller’s policies and procedures for the servicing and collection of such Loans, and (C) no Financed Vehicle related to any Loan has been repossessed.

(xviii)         Insurance.  The Loan Obligor with respect to each Loan is required pursuant to the terms of the related Contract to obtain insurance covering the related Financed Vehicle insuring against loss and damage due to fire, theft, collision and other risks generally covered by comprehensive and collision insurance coverage.

(xix)           Original Maturity of Loan.  Each Loan had an original maturity of not less than 24 or more than 75 months.

(xx)            No Extensions.  The number or timing of scheduled payments on each Loan has not been changed on or before the related Cutoff Date, except as reflected on the Loan Schedule, and any such change was consistent with the Servicing Standard in effect at the time of such change.

(xxi)           Scheduled Payments.  Each Loan Obligor has been instructed to make all scheduled payments to the Loan Seller.  To the best knowledge of the Loan Seller (subject to Section 6.02(a)), the entire down payment called for by the related Contract has been made.

(xxii)           Loan Files.  The Custodian is in possession (or will be in possession within ten (10) days after the Closing Date if the Custodian is not the Loan Seller) of a complete set of the contents of the related Loan File described in items (i) through (iv) of the definition of “Loan File” in the Sale and Servicing Agreement.

(xxiii)          No Fraud.  No material error, omission, misrepresentation, gross negligence or fraud in respect of any Loan has taken place on the part of the Loan Seller or, to the best knowledge of the Loan Seller (subject to Section 6.02(a)), any Person (including any Dealer) in connection with the origination, acquisition, servicing or sale of such Loan.

(xxiv)          Loans Not Assumable.  No Loan is assumable by another person in a manner which would release the Loan Obligor thereof from such Loan Obligor’s obligations to the Loan Seller with respect to such Loan.

(xxv)           Tax Liens.  As of the Cutoff Date, to the best of the Loan Seller’s knowledge (subject to Section 6.02(a)), there is no Lien against any Financed Vehicle for delinquent taxes.

(xxvi)          No Impairment.  The Loan Seller has not done anything that would result in any Person having a right to payments due under a Loan or otherwise to impair the rights of the Purchaser in any Loan or the proceeds thereof other than actions consistent with the Servicing Standard in effect at the time of such action.

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(xxvii)             Servicing.  Prior to the Closing Date, the servicing and collection practices used with respect to each Loan were in conformity with the Servicing Standard in effect during the relevant period.

(xxviii)            No Liens.  To the best of the Loan Seller’s knowledge (subject to Section 6.02(a)) as of the Cutoff Date, no Liens or claims have been filed for work, labor, or materials relating to a Financed Vehicle that are prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the related Loan Obligor.

(xxix)               Remaining Term.  As of the Cutoff Date, each Loan has a remaining term of at least 11 months and no more than 75 months.

(xxx)                Remaining Balance.  As of the Cutoff Date, each Loan has a remaining Principal Balance of at least $1,007.25  and no more than $96,117.00.

(xxxi)               Used Vehicles.  As of the Cutoff Date, the Principal Balance of Loans to be conveyed by the Loan Seller on the Closing Date that are secured by Financed Vehicles that are used (rather than new) vehicles represent no more than 45.85% of the aggregate Principal Balance of the outstanding Loans.

(xxxii)               Model Year of Used Cars.  No Financed Vehicle that is a used vehicle shall be of a model year that is more than seven (7) years prior to the calendar year in which the related Loan was originated.

(xxxiii)              No Proceedings.  There are no proceedings pending nor, to the best knowledge of the Loan Seller (subject to Section 6.02(a)), threatened, wherein the Loan Obligor or any governmental agency has alleged that any Loan is illegal or unenforceable.

(xxxiv)              Loan Seller’s Obligations.  The Loan Seller has duly fulfilled all obligations to be fulfilled on its part under or in connection with the origination, acquisition, disposition and/or assignment of the Loans.

(xxxv)               No Consent.  No notice to or consent from any Loan Obligor is necessary to effect the acquisition of the Loans by the Purchaser or the Issuing Entity or the pledge of the Loans by the Issuing Entity to the Indenture Trustee under any Applicable Law or order, any document or instrument in the related Loan File that has not already been obtained as set forth in Schedule II.

(xxxvi)              No Transfer Taxes.  The sale, transfer, assignment and conveyance of the Loans by the Loan Seller pursuant to this Agreement is not subject to and will not result in any tax, fee or governmental charge payable by the Loan Seller, the Issuing Entity or the Indenture Trustee to any federal, state or local government (“Transfer Taxes”) other than Transfer Taxes which have been or will be paid by the Loan Seller as and when due.  In the event the Issuing Entity or the Indenture Trustee receives actual notice of any Transfer Taxes arising out of the transfer, assignment and conveyance of the Loans, on written demand by the Issuing Entity or the Indenture Trustee, or upon the Loan Seller’s

Asset Purchase Agreement

otherwise being given notice thereof by the Issuing Entity or the Indenture Trustee, the Loan Seller shall pay, and otherwise indemnify and hold the Issuing Entity and the Indenture Trustee harmless, on an after-tax basis, from and against, any and all such Transfer Taxes (it being understood that the Noteholders, the Indenture Trustee and the Issuing Entity shall have no obligation to pay such Transfer Taxes).

(xxxvii)                       Other Loans.  As of the Cutoff Date, no Loan Obligor on any Loan is the Loan Obligor on Loans with an aggregate principal amount greater than $96,117.00.

(xxxviii)                      Geographic Distribution.  As of the Cutoff Date, the overall percentage of the Principal Balance of Loans located in any one State (based on the Loan Obligor’s current mailing address in the Loan Seller’s records as of the related Cutoff Date) does not exceed the following concentration limits expressed as a percentage of the aggregate Principal Balance of the outstanding Loans:

State	Max. % of Aggregate Principal Balance

Ohio	29.32%
Indiana	13.06%
Kentucky	12.77%
Michigan	12.08%
Pennsylvania	14.03%
Each Other State	5.00%

(xxxix)                       FICO Score.  As of the Cutoff Date, each Loan has a FICO Score no less than 660.

(xl)                            No Advances.  No advances have been made by the Loan Seller or the Servicer or any of their Affiliates to Loan Obligors in order to meet any representation or warranty herein set forth.

(xli)                          Amount Financed.  At the time each Loan was originated, the Amount Financed was fully disbursed, and the LTV Ratio is less than or equal to 130%.

(xlii)                        No Consumer Leases.  No Loan constitutes a “consumer lease” under either (a) the UCC as in effect in the jurisdiction whose law governs the Loan or (b) the Consumer Leasing Act, 15 U.S.C. Section 1667.

(xliii)                       Location of Loan Files.  The Loan File with respect to each Loan is kept at one or more of the locations listed in Schedule III hereto.

(xliv)                      Doing Business.  The Loan Seller is, and each Person that has had any interest in each Loan prior to the Closing Date, whether as a Dealer or otherwise, are (or, during the period in which any Dealer acted as Dealer or held and disposed of such interest were) (A) in compliance with any and all applicable licensing requirements of the Applicable Laws of the state where the Loan was originated and with any other

Asset Purchase Agreement

Applicable Laws, or (B) is otherwise exempt, except in each instance to the extent that the failure to comply with such licensing requirements would have no effect on the ability of the Purchaser to enforce the Loan.

(xlv)           Form of Contract.  The contract evidencing each Loan is substantially similar  to one of the Loan Seller’s standard form retail motor vehicle loan contracts or retail motor vehicle installment sale contracts (and each Loan originated in Pennsylvania is evidenced by a retail motor vehicle loan contract), except for modifications or deviations therefrom in accordance with Applicable Law which will not have a material adverse effect on the Purchaser and will not reduce the scheduled payments thereunder or other payments due under each Loan except as provided in clause (lviii) of this Section 3.02(b).

(xlvi)           Underwriting Policies.  Each Loan was originated by or through a Dealer in accordance with the Underwriting Policy in effect at the time such Loan was originated.

(xlvii)          Original Terms Unmodified.  The terms of each Loan have not been impaired, waived, altered or modified in any respect, except as in accordance with the Servicing Standard in effect during the relevant period or as required by Applicable Law (including but not limited to the Servicemembers Civil Relief Act or similar laws).

(xlviii)          Prepayment.  Each Loan provides for an amount due on prepayment that fully pays the Principal Balance of such Loan and includes any accrued and unpaid interest due on the date of prepayment at the applicable APR.

(xlix)             No Loan Seller Defaults.  There are no material breaches or defaults by the Loan Seller in complying with the terms of each Loan.

(l)                 Entire Agreement.  To the best of the Loan Seller’s knowledge (subject to Section 6.02(a)), each Loan constitutes the entire agreement between the Loan Seller and the related Loan Obligor.

(li)                Loan Obligor Social Security Number.  Each contract evidencing a Loan lists a social security number for the Loan Obligor under such Loan, and such social security number is a non-business social security number.

(lii)              Application of Funds.  The scheduled payments on each Loan are applicable only to payment of principal of and interest on each Loan and not to the payment of any insurance premiums (although the proceeds of the extension of credit on such Loan may have been used to pay insurance premiums).

(liii)             No Substitution.  The Loan Obligor under each Loan does not have the right to substitute, exchange or add any Financed Vehicle under such Loan.

(liv)             Simple Interest Loans.  Each Loan uses the Simple Interest Method.

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(lv)           Date of Origination.  Each Loan has an origination date on or after November 1, 2010.

(lvi)          Contract Rate.  As of the Cutoff Date, such Loan has an APR for the term of the Loan that is not less than 1.49% and not greater than 15.24%.

(lvii)         No Fleet Sales.  Each Loan has not been included in a “fleet” sale (i.e., a sale to any single Loan Obligor of more than seven Financed Vehicles by a single Dealer).

(lviii)        Servicemembers.  The applicable Loan Schedule reflects any interest rate relief allowed  to any Loan Obligor on such Loan under the Servicemembers Civil Relief Act as of the Cutoff Date.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01                      Conditions Precedent to Effectiveness of this Agreement.

  This Agreement shall become effective on the Closing Date so long as each of the following conditions precedent have been satisfied to the reasonable satisfaction of the respective parties hereto and the Issuing Entity and the Indenture Trustee:

(a)           the Loan Seller and the Purchaser and the Issuing Entity each shall have received a fully executed copy of this Agreement;

(b)           the Purchaser and the Issuing Entity shall have received an officer’s certificate from a Responsible Officer of the Loan Seller and including as an exhibit thereto resolutions of the Board of Directors of the Loan Seller approving this Agreement and the transactions contemplated hereunder;

(c)           the Loan Seller shall, at its own expense, on or prior to the Closing Date, indicate in its computer files that the Loans have been sold to the Purchaser pursuant to this Agreement and deliver to the Purchaser the Loans identified on Schedule I of this Agreement, which schedule shall be certified by the Chairman, the President, an Executive Vice President or the Treasurer of the Loan Seller to be true, correct and complete;

(d)           (i) A nationally recognized accounting firm will review the characteristics of the Loans identified on Schedule I of this Agreement and will compare those characteristics to the information with respect to the Loans contained in the Preliminary Prospectus Supplement, dated as of February 27, 2012 (together with the base Prospectus dated as of the same date, the “Preliminary Prospectus”) and the Final Prospectus Supplement, dated as of March 1, 2012 (together with the base Prospectus dated as of the same date, the “Final Prospectus”); (ii) the Loan Seller will cooperate with the Purchaser and such nationally recognized accounting firm in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review set forth in clause (i) above and to deliver the letters required of them under the

Asset Purchase Agreement

Underwriting Agreement; and (iii) Such nationally recognized accounting firm will deliver to the Purchaser a letter, dated the date of the Final Prospectus, in the form previously agreed to by the Loan Seller and the Purchaser, with respect to the financial and statistical information contained in the Preliminary Prospectus and the Final Prospectus and with respect to such other information as may be agreed in the form of letter;

(e)           the Loan Seller shall execute and deliver the Assignment;

(f)           the Loan Seller shall have recorded and filed, at its own expense, a UCC-1 financing statement with the Recorder of Deeds of the District of Columbia and the Office of the Secretary of State of the State of Ohio in the District of Columbia, naming the Loan Seller, as seller or debtor, and naming the Purchaser, as purchaser or secured party, and containing a collateral description covering the Conveyed Assets or such other description as approved by the Purchaser, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the transfer, assignment and conveyance of the Conveyed Assets on the Closing Date to the Purchaser pursuant to this Agreement.  In each case, the Loan Seller shall deliver a file-stamped copy of each of such UCC-1 financing statements as soon as available following such filing.  The Loan Seller hereby authorizes the filing, by the Purchaser and the Issuing Entity (at the Loan Seller’s expense) of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Purchaser may determine, in its sole discretion, are necessary or advisable to continue or maintain the perfection of the security interest granted to the Purchaser herein over the Conveyed Assets.  The Loan Seller shall deliver a file-stamped copy of each UCC-1 financing statement to the parties named as sellers, and/or debtors in such UCC-1 financing statements as soon as available following such filing.

(g)           all of the representations and warranties of the Loan Seller and the Purchaser under this Agreement shall be true and correct as of the Closing Date or such other date as specified in such representation or warranty, and neither a Servicer Replacement Event nor an event which, with notice or the passage of time, would constitute a Servicer Replacement Event, shall have occurred;

(h)           the results of the Purchaser’s due diligence review, if any, shall have been reasonably satisfactory, to the Purchaser; and

(i)           all other terms and conditions of this Agreement applicable to any party thereto shall have been complied with except to the extent waived in writing by the other party.

ARTICLE V.

COVENANTS OF THE LOAN SELLER

Section 5.01                      Protection of Right, Title and Interest.  The Loan Seller agrees with the Purchaser and Issuing Entity as follows:

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(a)           Filings.  The Loan Seller shall cause, at its own expense, all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Loan Seller, the Purchaser, the Issuing Entity and the Indenture Trustee, respectively, in and to the Loans, and the other property included in the Conveyed Assets to be promptly filed and at all times to be kept recorded, registered and filed, and take such other actions as may be, all in such manner and in such places as may be, required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder, the Issuing Entity under the Sale and Servicing Agreement and the Indenture Trustee under the Indenture in and to the Loans, and the other property included in the Conveyed Assets and the first priority security interest thereunder.  All such financing statements shall contain a statement to the following effect: “A purchase of, or a security interest in, any of the collateral covered by this financing statement will violate the rights of the secured party.” The Loan Seller shall deliver to the Purchaser and the Indenture Trustee file stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recordation, registration or filing.  The Purchaser shall cooperate fully with the Loan Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this paragraph.

(b)           Incorporation; Name Change.  The Loan Seller shall not change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction prior to the Final Scheduled Payment Date without the prior consent of the Noteholders representing a majority of the outstanding Note Balance of the Controlling Class (such consent not to be unreasonably withheld).  If the Loan Seller makes any change in its name, identity or corporate structure that would make, or the Purchaser or the Indenture Trustee has informed the Loan Seller in writing (with the explanation of its reasoning) that it believes would make, any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the applicable provisions of the UCC or any title statute, such Person shall give the Purchaser, the Indenture Trustee and the Owner Trustee written notice thereof at least forty-five (45) days prior to such change, shall promptly file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser’s interest in the property conveyed pursuant to Section 2.01 and shall deliver an Opinion of Counsel either stating that, in the opinion of such counsel, (1) such action has been taken with respect to the recording, filing, re-recording and refiling of the Indenture, any indentures supplemental thereto and any other requisite documents and with respect to the execution and filing of any financing statements and continuation statements as is necessary to maintain the lien and security interest created by the Indenture, the Sale and Servicing Agreement and this Agreement and reciting the details of such action, or (2) stating that in the opinion of such counsel no such action is necessary to maintain such lien and security interest.

(c)           Other Liens or Interests.  Except for the conveyances hereunder and pursuant to the Basic Documents, the Loan Seller shall not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume, or suffer to exist any Lien on, or any interest in, to or under the Conveyed Assets, and the Loan Seller (with respect to the Loans and related Conveyed Assets) shall defend the right, title and interest of the Purchaser, the Issuing Entity and the Indenture Trustee in, to and under the Loans against all claims of third parties claiming through or under the Loan Seller.  If at any time the Loan Seller shall propose to sell, grant a security interest in,

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or otherwise transfer any interest in motor vehicle loan or installment sale contracts to any prospective purchaser, lender, or other transferee, all of the computer diskettes, tapes, records, or print-outs (including any restored from back-up archives) that are delivered to such prospective purchaser, lender or transferee, and that refer in any manner whatsoever to any Conveyed Asset that has been sold to the Purchaser, shall indicate that such Conveyed Asset has been conveyed to and is owned by the Issuing Entity and pledged to the Indenture Trustee.

Section 5.02                      Indemnification.

  The Loan Seller shall protect, defend, indemnify and hold the Purchaser, the Issuing Entity, the Owner Trustee and the Indenture Trustee and their respective assigns and their employees, officers, directors and agents harmless from and against legal or other expenses reasonably incurred, as incurred, resulting from or relating to or arising out of the enforcement of rights under Section 6.02.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

Section 6.01                      Obligations of Loan Seller Absolute.

  The obligations of the Loan Seller under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Conveyed Asset.

Section 6.02                      Repurchase Events.

(a)           Each of the Purchaser and the Loan Seller shall inform the other parties to this Agreement promptly and in writing upon the discovery by it of any breach of the Loan Seller’s representations and warranties deemed to be made pursuant to Section 3.02(b) of this Agreement, without regard to any limitation set forth in such representation or warranty concerning the knowledge of such Person as to the facts stated therein.

(b)           Within thirty (30) days of the earlier of either discovery by, or notice to, the Loan Seller of any breach referred to in clause (a) above (i) the Loan Seller shall use its best efforts to promptly cure such breach and (ii) if such breach is not cured within such period, the Loan Seller shall repurchase such Loan at the Repurchase Price.  Any repurchase pursuant to the provisions of this Section 6.02(b) shall be accomplished by payment to the Purchaser, its designee, or its successors and assigns of the Repurchase Price on the Payment Date immediately following the end of the Collection Period in which the thirty (30) day cure period referred to above has ended.  The obligation of the Loan Seller to repurchase the Conveyed Assets sold by it shall, if such obligation is fulfilled, and in addition to the obligations of the Loan Seller pursuant to Section 5.02, constitute the sole remedy of the Purchaser due to such a breach as referred to in (a) above.

Section 6.03                      Purchaser’s Assignment of Purchased Assets.

  With respect to all Conveyed Assets repurchased by the Loan Seller, the Purchaser shall assign, without recourse, representation or warranty, to the Loan Seller all of the Purchaser’s right, title and interest in and to such Conveyed Assets and all security and documents relating thereto.

Section 6.04                      Transfer to the Issuing Entity.

  Each of the parties hereto acknowledges and agrees that (a) the Purchaser will, pursuant to the Sale and Servicing Agreement, transfer and assign the Conveyed Assets and assign all of its rights under this Agreement with respect thereto to the Issuing Entity and, pursuant to the Indenture, the Issuing

Asset Purchase Agreement

Entity will pledge the Conveyed Assets to the Indenture Trustee, and (b) the representations, warranties and covenants contained in this Agreement and the rights of the Purchaser under this Agreement, including under Section 6.02, are intended to benefit the Issuing Entity and the Indenture Trustee on behalf of the Noteholders.  Each of the parties hereto hereby consents to such transfers and assignments and agrees that enforcement of a right or remedy hereunder by the Indenture Trustee, the Owner Trustee or the Issuing Entity shall have the same force and effect as if the right or remedy had been enforced or executed by the Purchaser.

Section 6.05                      Amendment.

(a)           It shall be a condition to the execution and delivery of any amendment to be entered into pursuant to this Section 6.05 that the Rating Agency Condition be satisfied with respect to such amendment.

(b)           This Agreement may be amended by the Loan Seller and the Purchaser, with prior written notice to the Rating Agencies and the prior written consent of the Noteholders representing a majority of the outstanding Note Balance of the Controlling Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders; provided, however, that no such amendment may increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Conveyed Assets or payments that are required to be made for the benefit of Noteholders without the consent of each Holder.

(c)           Notwithstanding anything to the contrary in the foregoing, this Agreement may not be amended in any way that would: (i) materially and adversely affect the Owner Trustee’s or the Indenture Trustee’s, as applicable, own rights, privileges, indemnities, duties or obligations under this Agreement without the prior written consent of such Person; or (ii) significantly change the permitted activities or powers of the Issuing Entity even if such amendment would not have an adverse effect on the Holders of the Notes, without the consent of the Holders representing at least a majority of the Outstanding Note Balance.

Section 6.06                      Basic Documents.

  Each of the parties hereto acknowledges and agrees that until the Final Scheduled Payment Date it shall comply with its obligations under the Basic Documents to which it is a party and not (a) violate the terms of any Basic Document to which it is a party or (b) amend, supplement or modify any Basic Document to which it is a party without the prior written consent of the Noteholders representing a majority of the outstanding Note Balance of the Controlling Class except where such amendment, supplement or modification could not reasonably be expected to have an adverse effect on the Noteholders.

Section 6.07                      Severability.

  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08                      Waivers.

  No failure or delay on the part of the Purchaser, the Issuing Entity or the Indenture Trustee in exercising any power, right or remedy under this

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Agreement or any Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 6.09                      Limitations on Rights of Others.

  The provisions of this Agreement are solely for the benefit of the Loan Seller, the Purchaser, the Indenture Trustee and the Issuing Entity and their successors and assigns, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Conveyed Assets or under or in respect of this Agreement or any covenants, conditions or provisions contained herein, except to the extent specifically provided for herein.

Section 6.10                      Notices.

  All demands, notices, communications and instructions upon or to either the Loan Seller, Purchaser, Issuing Entity or the Indenture Trustee  under this Agreement shall be in writing, either personally delivered or faxed and followed by first class mail, or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt by such party.

Section 6.11                      Costs and Expenses.

  The Loan Seller shall pay all expenses incident to the performance of its respective obligations under this Agreement and each such Person agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser, in connection with the perfection of the Purchaser’s, the Issuing Entity’s and the Indenture Trustee’s right, title and interest in and to the Conveyed Assets sold to it by such Person and the enforcement of any obligation of such Person hereunder as contemplated by the Basic Documents.

Section 6.12                      Survival of Representations.

  The respective agreements, representations, warranties and other statements by the Loan Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the applicable date on which made and the transfers and assignments referred to in Section 6.04.

Section 6.13                      Confidential Information.

  The Purchaser agrees that it will neither use nor disclose to any Person (other than the Issuing Entity, Indenture Trustee and the Noteholders (including their direct or indirect hedge providers or credit support providers)) names and addresses of the Loan Obligors and the Lessees or any other personally identifiable information of a Loan Obligor, except in connection with the enforcement of the Purchaser’s rights hereunder, under the Loans, under the Sale and Servicing Agreement or any other Basic Document, or as required by any of the foregoing or by law.

Section 6.14                      Headings and Cross-References.

  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to section names or numbers are to such Sections of this Agreement unless stated otherwise.

Section 6.15                      GOVERNING LAW.

  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF

Asset Purchase Agreement

NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 6.16                      Counterparts.

  This Agreement may be executed by the parties hereto in any number of counterparts including by facsimile or other electronic transmission each of which when so executed and delivered shall be an original, but all of which shall together constitute but one and the same instrument.

Section 6.17                      Third Party Beneficiary.

  Each of the Issuing Entity and the Indenture Trustee is an express third party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement as if it were a party hereto.  Each of the Owner Trustee and the Holders of the Notes are express third party beneficiaries of this Agreement to the extent set forth in Section 6.05(c) of this Agreement.

Section 6.18                      No Proceedings.

  Notwithstanding any prior termination of this Agreement, the parties hereto shall not, prior to the date that is one (1) year and one (1) day after the Notes have been Paid In Full, acquiesce, petition or otherwise invoke or cause the Issuing Entity or the Purchaser to invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against the Issuing Entity or the Purchaser under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuing Entity or the Purchaser or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Issuing Entity or the Purchaser.

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

THE HUNTINGTON NATIONAL BANK

By: /s/ Donald R. Kimble
Name:	Donald R. Kimble
Title:	Senior Executive Vice President

HUNTINGTON FUNDING, LLC

By: /s/ Edward J. Kane
Name:	Edward J. Kane
Title:	Vice President and Treasurer

Asset Purchase Agreement

SCHEDULE I

SCHEDULE OF LOANS CONVEYED AT CLOSING

[On file with the Depositor and the Loan Seller]

Asset Purchase Agreement

SCHEDULE II

CONSENTS

None.

Asset Purchase Agreement

SCHEDULE III

LOCATIONS OF LOAN FILES

The Huntington National Bank
2361 Morse Road
Columbus, OH  43224

Asset Purchase Agreement

EXHIBIT A

FORM OF SCHEDULE OF ASSETS FOR EACH ASSIGNMENT

Transaction	Loan Number	Loan Term	Issue Date	Loan Amount	Current Interest Rate

[___]	[_________]	[__]	[_]/[_]/20[__]	[_______]	[____]

Asset Purchase Agreement